EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated April 25, 2024, related to the consolidated financial statements of Noyack Logistics Income REIT II, Inc., as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and the period from January 20, 2022 (Inception) to December 31, 2022.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

October 18, 2024